Exhibit 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

May 14, 2019

Relmada Therapeutics, Inc.

757 Third Avenue, Suite 2018

New York, New York 10017

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), by means of a registration statement on Form S-8 (as it may be amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of 4,000,000 shares (the “Future Stock”) of common stock, par value $0.001 per share of the Company (the “Common Stock”), issuable pursuant to the Relmada Therapeutics, Inc. 2014 Stock Option and Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plan and (iii) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that when Future Shares are issued pursuant to the Plan or pursuant to stock options or other instruments that have been issued pursuant to the Plan, such Future Shares will be validly issued, fully paid and nonassessable.

With respect to the Future Shares, we have assumed that at the time of issuance, the Corporation has sufficient authorized, but unissued shares available to allow for such issuance.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration and offering of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/Fennemore Craig, P.c./
Fennemore Craig, P.C.

CDOL